Exhibit 5.1

[Letterhead of LLR Legerlotz Laschet Rechtsanwälte]

Köln, den 05.02.2018

Biofrontera AG / Initial Public Offering and Listing on NASDAQ Capital Market

Dear Sir, dear Madam,

We have acted as German legal counsel to Biofrontera AG, Leverkusen (“Company“) in relation to an initial public offering (“Offering”) of up to 3,000,000 American Depositary Shares evidenced by American Depositary Receipts (“ADSs”), each representing two (2) ordinary no-par shares of the Company representing a notional participation in the Company’s registered capital of EUR 1.00 each (“Shares”).

The ADSs are created by The Bank of New York Mellon on the basis of up to 6,000,000 Shares (“Underlying Shares”), to be provided to The Bank of New York Mellon in the context of a share loan agreement between Lang & Schwarz Broker GmbH as borrower and Maruho Deutschland GmbH as lender (“Share Loan Agreement”).

The Offering is expected to take place in connection with a listing of all ADSs (and Option ADSs to the extent that they are issued) on the NASDAQ Capital Market.

This opinion is being furnished in connection with Amendment No. 3 to the Registration Statement on Form F-1 filed by the Company with the Security and Exchange Commission on February 5, 2018 (“Registration Statement”).

Basis of the Opinion

For the purpose of this opinion, we have examined the following documents:

-	The articles of association of the Company, as registered with the commercial register of Cologne as of the date of this opinion;

-	A current excerpt from the commercial register regarding the status of the Company and

-	The audited annual financial statements of the Company as at December 31, 2016 and the semi-annual financial report of the company as of June 30, 2017 which was subject to an auditor's review performed by the Company´s auditor (together the “Company´s Financial Statements“).

Assumptions

In rendering this opinion, we have relied, without independent verification, upon the following assumptions:

-	That each document we reviewed is true, correct and fully up to date, and has not been amended, waived or revoked after the date of the respective document, and that all material supplied to us has been supplied in full and has not subsequently been altered or amended;

-	That the information contained in the excerpt from the commercial register regarding the status of the Company is accurate, complete and updated and

-	That all signatures and dates on all Documentation examined by us are genuine, and that the identities of the signatories are as stated.

Qualifications

The opinion is furthermore subject to the following qualifications:

-	This opinion is limited to matters of German law, as effective today and currently applied by German courts and interpreted by German legal literature. We express no opinion with respect to the laws of any other jurisdictions. We have not investigated any law other than German law;

-	In rendering this opinion we have relied on matters of information obtained from the Company and other sources we reasonably believe to be credible;

-	We have, in our capacity as legal counsel, not performed a financial audit of the accounts and books of the Company regarding the question if the Underlying Shares are fully paid and non-assessable; instead we have relied on the correctness of the Company´s Financial Statements; and

-	We assume no obligation to notify you of any changes to this opinion as a result of any facts or circumstances that may come to our attention in the future or as a result of any change in the laws of Germany which may occur in the future.

Opinion

Based on the assumptions and qualifications set out above, we are of the opinion that

-	The Company is a German public limited company (Aktiengesellschaft) duly incorporated and validly existing under the laws of Germany, and registered with the German commercial register;

-	When issued, sold and delivered as described in the Registration Statement the 6,000,000 Underlying Shares have been validly issued and are fully paid and non-assessable.

Reliance and limitation of liability

This opinion is limited to the matters stated herein and is not to be read as extending by implication to any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement.

This opinion and its construction is exclusively subject to the laws of Germany. Place of venue for all claims under or in context of this opinion is Cologne.

/s/ Till Freyling	/s/ Michael Schwartzkopff

(Till Freyling)	(Michael Schwartzkopff)

Rechtsanwalt	Rechtsanwalt